                                                                  Exhibit 23.1




Board of Directors and Stockholders
Reinsurance Group of America, Incorporated:

We consent to incorporation by reference in the registration statement (No. 33-62274) on Form S-8 and registration statement (No. 333-27167) on Form S-8 of Reinsurance Group of America, Incorporated of our reports dated January 29, 1998, relating to the consolidated balance sheets of Reinsurance Group of America, Incorporated and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and all related schedules, which reports appear in the December 31, 1997, annual report on Form 10-K of Reinsurance Group of America, Incorporated.


                                          /s/ KPMG Peat Marwick LLP








St. Louis, Missouri
March 24, 1998

                                    84